Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the use of our report dated May 13, 2016 in the Registration Statement (Form S-1) and related Prospectus of Everspin Technologies, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

September 9, 2016